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                                  EXHIBIT 99.1

                    CCFNB Bancorp, Inc. Dividend Reinvestment
                and Stock Purchase Plan, as amended and restated

                                   PROSPECTUS

                               CCFNB BANCORP, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus describes the Dividend Reinvestment and Stock Purchase Plan of CCFNB Bancorp, Inc. ("CCFNB"), which was adopted by CCFNB's Board of Directors in January, 1995 and has subsequently been amended and supplemented. The most recent amendment was effective in June, 1997. CCFNB is offering a total of 500,000 shares under the plan. Of these shares, 76,286 have been sold before the date of this prospectus. This prospectus relates to the remaining 423,714 shares.

These shares may either be authorized but unissued shares; shares purchased in the open market; or shares held in CCFNB's treasury. This prospectus also covers an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

CCFNB's common stock is traded in the local over-the-counter market system under the symbol "CCFN". On September 30, 2005, the closing sale price of a share of CCFNB common stock was $28.73 per share.

You should rely only on the information contained in this prospectus or to which we refer you. We have not authorized anyone to provide any information or to make any representation that is different. This prospectus may only be used where it is legal to sell these securities. The information in the prospectus is only accurate as of the date of this prospectus.

This prospectus supersedes all prior versions, and we recommend you keep this prospectus for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.

AN INVESTMENT IN OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY DOES NOT INSURE OR GUARANTEE ANY LOSS TO YOU OF YOUR INVESTMENT VALUE IN THE STOCK.

                                The date of this prospectus is:

                                  October 14, 2005.

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                               CCFNB BANCORP, INC.

                              DIVIDEND REINVESTMENT
                                       AND
                               STOCK PURCHASE PLAN

                                TABLE OF CONTENTS

Important Considerations

Plan Purpose
Key Plan Features Summary

How the Plan Works

1.    How do I get started and enroll?
2.    How do I purchase additional shares?
3.    Must I reinvest dividends?
4.    How are shares purchased?
5.    When are my shares purchased?
6.    What is the price I will pay for shares?
7.    How do I keep track of transactions in my account?
8.    What is safekeeping of certificates?
9.    How do I withdraw my stock that is in my plan account?
10.   How do I transfer shares to another person?
11.   Can I sell shares in my account?
12.   How do I close my account?

Technical Information About the Plan

1.    Stock Distributions
2.    Voting
3.    Federal Income Tax Information
4.    Construction
5.    Use of Proceeds
6.    Experts
7.    Legal Matters
8.    Incorporation of Certain Information by Reference
9.    Other Terms
10.   Changes in the Plan

Additional Information About CCFNB Bancorp, Inc.

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                            IMPORTANT CONSIDERATIONS

The purpose of CCFNB's Dividend Reinvestment and Stock Purchase Plan is to provide a convenient and useful service for our stockholders to invest cash dividends and voluntary cash payments in CCFNB common stock. Nothing in this prospectus or other plan information represents a recommendation by CCFNB, or anyone else, that a person buy or sell our common stock. We urge you to read this prospectus thoroughly before you make an investment decision regarding participation in the plan.

Each participant in the plan should recognize that neither CCFNB nor the plan agent can provide any assurance that shares of common stock purchased under the plan will, at any time, be worth more or less than their purchase price.

You do not have control or authority to direct the price or time at which common stock is purchased or sold for plan accounts. Therefore, you bear market risk associated with fluctuations in the price of the stock. The plan agent will allocate shares purchased to three decimal places, thus, a partial share will likely always exist in your plan account. This practice allows maximum investment of your dividends and cash payments.

The plan does not represent a change in CCFNB's dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by our Board of Directors from time to time. Stockholders who do not wish to participate in this plan will continue to receive cash dividends, as declared. There is no assurance whether, or at what rate, we will continue to pay dividends.

Potential investors should be aware that shares of common stock purchased under the plan are not deposit accounts of CCFNB or its subsidiary, Columbia County Farmers National Bank, and are not insured by the FDIC or any other governmental organization. An investment in the common stock is subject to market risk and possible loss of investment.

The plan offers you the ability to:

- Buy shares conveniently and economically either by direct debit to your bank account or by check.

- Invest amounts as low as $10.00 per month through automatic bank deductions.

- Reinvest cash dividends by purchasing additional common stock with your dividend funds directly through the plan.

-     Sell or transfer shares of CCFNB common stock held in your plan account.

- Deposit some or all of the shares of common stock of CCFNB currently held by you, in certificate form, into your plan account for safekeeping.

- Withdraw some or all of your shares and receive a certificate, at any time, should you request.

- Complete all your share transactions including purchases, sales and requests for certificates on the Internet.

PLAN PURPOSE

The purpose of the plan is to provide stockholders and other interested investors with a convenient and economical way to purchase shares of CCFNB common stock, as well as reinvest cash dividends in additional shares of common stock. American Stock Transfer & Trust Company (the "plan agent") will administer the plan, purchase and hold shares acquired for you under the plan, keep records, send statements of account activity and perform other duties related to the plan. Any person is eligible to participate in the plan by taking the steps described below under "How do I get started and enroll?"

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                            KEY PLAN FEATURES SUMMARY

ENROLLMENT

To participate in the plan, you may apply for enrollment by:

DIVIDEND REINVESTMENT - Completing, signing and returning an Enrollment Application, indicating full or partial dividend reinvestment.

DIRECT PURCHASE ONLINE - Logging on to www.investpower.com to access your stockholder account. You will need to enter your bank account number and the bank's ABA number for an investment of not less than $10.00, if you are a new investor, or $10, if you already have an account with the plan agent. The maximum amount of each of your investments should not exceed $500 per month. See "Summary of Fees," below.

DIRECT PURCHASE by MAIL - Completing, signing and returning an Enrollment Application with your check or money order of not less than $25, if you are a new investor, or $25, if you already have an account with the plan agent. The maximum amount of each of your investments should not exceed $1,500 per quarter. See "Summary of Fees," below.

PLAN ACCOUNT

When you enroll in the plan, an account will be opened in your name and shares purchased will be held by the plan agent in book-entry form. You will receive periodic statements not stock certificates. You may request stock certificates for shares held by the plan agent at any time and without charge.

DIVIDENDS

You may reinvest dividends to purchase additional shares of CCFNB common stock. You may reinvest all your dividends or a portion of your dividends within the same plan account. You may elect to receive cash dividends. The dividends on all shares held by the plan agent will be reinvested unless you elect the Cash Payments Only option on the Enrollment Application. See the "Summary of Fees," below.

ADDITIONAL PURCHASES

You may desire to purchase additional shares of CCFNB common stock through the plan. You may buy from $25 up to $1,500 of stock each quarter. Purchases may be made by mailing a check or money order, payable to American Stock Transfer & Trust Company, the plan agent. You may make automatic monthly deductions toward quarterly purchases for a constant dollar value by instructing the plan agent to electronically debit funds from your bank. See the "Summary of Fees," below.

SELLING SHARES FROM YOUR ACCOUNT

You may instruct the plan agent to sell shares held in your plan account, at any time. Shares will be sold at the current market price. A transaction fee of $15, plus brokerage commission of $0.10 per share, will be deducted automatically, from your proceeds. The fee is subject to change. See "Summary of Fees," below.

SAFEKEEPING OF CERTIFICATES

You may mail your CCFNB stock certificates to the plan agent, at any time, for deposit to your plan account. The plan agent will maintain your shares in book-entry form which are held in your plan account. You may request stock certificates at any time, for some or all of the shares held in your plan account. There is a fee of $7.50 per transaction for depositing your certificates, unless you instruct the plan agent to sell the shares, in which case only the sales fee will be apply. The fees are subject to change. See "Summary of Fees," below.

TRANSFERRING SHARES

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You may transfer or provide a stock gift to other persons at any time, without charge.

STATEMENTS AND FORMS

Each participant, who elects to reinvest some or all of his or her dividends, will receive a quarterly statement that reflects all investment activity and all dividends reinvested. Each time a purchase is made for you, you will receive a confirmation advice, reflecting your purchase price and the number of shares purchased. Each form you receive will contain a tear-off stub that you may use for future plan transactions. In addition, you may use the plan agent's automated telephone system and internet site.

The telephone system and internet site are more convenient and quicker than instructions sent by mail.

CONTACT THE PLAN AGENT FOR INFORMATION

Our Transfer Agent and Plan Agent is American Stock Transfer & Trust Company. You may contact them in the following ways:

Telephone:   1-877-248-6420(toll free)
Internet:    www.investpower.com
Mail:        American Stock Transfer & Trust Company
             Attn: Dividend Reinvestment Department
             P 0 Box 922, Wall Street Station
             New York, NY 10269-0560

CONTACT CCFNB BANCORP, INC.

Telephone:   1-800-599-9395 (toll free) or (570) 387-4017
Internet:    www.ccfnb.com
Mail:        CCFNB Bancorp, Inc.
             Attn: Stockholder Relations
             232 East Street
             Bloomsburg, PA 17815

SUMMARY OF FEES

CCFNB pays for all costs related to the administration of this plan, except those listed below. These fees are subject to change. CCFNB will notify participants of changes.

Sale/Termination       $15 per transaction + $0.10 per share for sales/purchases
                       on the open market

Safekeeping                         $7.50 per transaction, if without sale
Voluntary cash contributions        $2.50 brokerage commission per investment
Dividend Reinvestment 2% to a maximum of $2.50 brokerage commission per investment
Certificate request                 no charge
Book transfers                      no charge

Please read this prospectus in full. We have summarized the plan in this section. More complete information follows. You may request a copy of the plan document, at any time, from the plan agent or from Stockholder Services at CCFNB.

                               HOW THE PLAN WORKS

1.    HOW DO I GET STARTED AND ENROLL?

- To make an investment online, log on to www.investpower.com to access your stockholder account. You will

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      need your bank account number and your ABA number to complete this transaction. You will receive an e-mail confirming receipt of your transaction, as well as an e-mail within two business days confirming the number of shares purchased and their price.

- To invest by mail, fill out an Enrollment Application which you may obtain by calling 1-800-278-4353 (toll free) or you may download the Enrollment Application from the plan agent's Internet site.

- If you own CCFNB stock, held at a broker, bank, or trust company in a name other than yours, request that at least one share of stock be transferred to your name.

2.    HOW DO I PURCHASE ADDITIONAL SHARES?

You can purchase additional shares of CCFNB common stock at any time, by making optional cash payments. Your optional cash payment, less applicable service charges and brokerage commissions, is used to purchase shares of stock in the open market for your account. Purchases are made on the applicable dividend payment date. If you elect to have your contribution deducted monthly from your bank account, it will be deducted on the 10th of the month. No interest will be paid to investors on cash payments, pending investment.

- You may make an optional cash investment, when joining the plan, by enclosing a check or money order payable to American Stock Transfer & Trust Company with your Enrollment Application.

- As a participant in the plan, you may make optional cash payments by mail with the tear-off portion of your account statement or the purchase transaction advice, mailed to you after the completion of a purchase.

- You may make optional cash payments online by logging on to www.investpower.com and choosing "Invest Power Account Holders." Enter your ten digit account number (provided to you in your account statement) and your social security number. Then complete your optional cash investment confirmation by following the instructions provided.

You may authorize the plan agent, on an Enrollment Application, to make monthly deductions of a specified dollar amount, paid for by automatic withdrawal from your bank account by electronic funds transfer. You may also sign up for monthly electronic funds transfer by accessing the plan agent's internet site www.investpower.com and following the instructions. To terminate these monthly deductions by automatic withdrawal, you must send the plan agent a written, signed letter of instruction. Purchases of stock will be made on the applicable quarterly dividend payment date.

If a check submitted is returned to the plan agent as "unpaid," the plan agent will resell the shares purchased with those funds and liquidate additional shares, if necessary, to pay any fees or loss incurred.

3.    MUST I REINVEST DIVIDENDS?

No. Dividend reinvestment is a service offered by the plan each time you are paid a dividend. When you enroll in the plan, you will indicate whether you want the dividends on your shares reinvested.

If you do not indicate a preference, dividends on all your shares will be reinvested. If you choose to receive cash dividends on your shares, your cash dividend can be deposited directly to your bank account. In order to take advantage of this option, your bank or financial institution must be a part of Automated Clearing House ("ACH"). If you are interested in this option please call (800) 937-5449 and request forms for Direct Deposit of Dividends.

4.    HOW ARE SHARES PURCHASED?

At the direction of CCFNB, the plan agent will purchase shares of common stock directly from CCFNB. These shares will be either authorized but unissued shares, shares held as Treasury shares, shares purchased from the open market, or a combination.

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5.    WHEN ARE MY SHARES PURCHASED?

Purchases of shares from CCFNB will be made as of the investment date, which will be the dividend payment date during a month in which a dividend is paid.

6.    WHAT IS THE PRICE I WILL PAY FOR SHARES?

The funds for the reinvestment of dividends and any optional cash contributions will be commingled. CCFNB proposes to provide the shares directly to the plan agent from authorized but unissued shares, shares held as treasury shares, open market purchases, or a combination. The share price for shares purchased directly from CCFNB will be the fair market value of the stock, as of the applicable investment date. If CCFNB common stock becomes listed on NASDAQ, the fair market value will be the closing price on the applicable investment date.

7.    HOW DO I KEEP TRACK OF TRANSACTIONS IN MY ACCOUNT?

The plan agent will mail you quarterly statements after each reinvestment of dividends. The quarterly statement reflects your account balance and all activity for the year. In addition, whenever you make a voluntary cash contribution, you will receive an advice confirmation.

You may also view your transaction history online by logging onto your account. Details available online include share price, commission paid, and transaction type and date.

You may also call the plan agent 1-800-278-4353 (toll free) and follow the instructions on the automated telephone system. The plan agent also has customer service representatives available during normal business hours. Be sure to keep your plan account statements, for your permanent records.

8.    WHAT IS SAFEKEEPING OF CERTIFICATES?

If you already own shares of CCFNB in certificate form, you may elect to deposit the shares into your plan account, for safekeeping with the plan agent. The plan agent will credit the shares to your plan account in book-entry form.

To deposit shares with the plan agent, send the stock certificates, via registered mail, and insured for 2% of the total value of the shares to protect against loss in transit. You must include a check for $7.50 per transaction payable to American Stock Transfer & Trust Company each time you send shares for deposit. This fee is subject to change, See "Summary of Fees," above.

9.    HOW DO I WITHDRAW STOCK FROM MY PLAN ACCOUNT?

You may request that the plan agent issue a certificate for some or all of your shares. No certificate will be issued for fractional shares. There are three ways to withdraw shares.

- Go to www.investpower.com and log on your account. Follow the directions on the website.

- Call the 1-800-278-4353 (toll free) to access the plan agent's automated telephone system with your withdrawal order.

- Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the plan agent.

The plan agent will issue a certificate in the exact registration shown on your plan statement, unless otherwise instructed. Certificates will be sent by first class mail, generally within a few days, after receiving your request. There is no charge for this service.

10.   HOW DO I TRANSFER SHARES TO ANOTHER PERSON?

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Transfers may be made in book-entry form or the plan agent will issue a certificate and send it to the new owner, by first class mail. You may transfer to a person who has a plan account, or you may set up a new plan account, if the person does not have one. Follow the steps below to complete your transfer.

Contact the plan agent to request a Prospectus and an Enrollment Application. Complete the form, providing the full registration name, address and social security number of the new participant. The completed Enrollment Application should be sent with a written request indicating the number of shares (full and fractional, if any) to be transferred to the new participant. All individuals in the current plan account must sign the form. THE SIGNATURES MUST BE GUARANTEED BY A BANK, BROKER OR FINANCIAL INSTITUTION THAT IS A MEMBER OF A MEDALLION SIGNATURE GUARANTEE PROGRAM.

11.   CAN I SELL SHARES IN MY ACCOUNT?

You may instruct the plan agent to sell any or all shares held in your plan account at any time. There are three ways to sell your shares.

- Go to www.investpower.com and log onto your account. Follow the directions on the website.

- Call the 1-800-278-4353 (toll-free) to access the plan agent's automated telephone system with your sales order.

- Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the plan agent. If there is more than one individual owner on the plan account, all participants must sign the tear-off portion of the account statement or purchase confirmation.

As with purchases, the plan agent aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made at least once a week and may be made as often as daily, at the discretion of the plan agent. The selling price is not known until the sale is completed. The proceeds of the sale, less a service fee of $15 and brokerage commission of $0.10 per share, will be sent to you by check within four days following the sale. The fees are subject to change. See "Summary of Fees," above.

Participants should be aware that the price may fluctuate during the period between a request for sale, its receipt by the plan agent and the sale on the open market. You may not rescind instructions sent to the plan agent.

12.   HOW DO I CLOSE MY ACCOUNT?

You may withdraw from the plan, at any time, using the tear-off stub at the bottom of your statement, or by accessing your account online. Upon termination, a certificate for the full shares held in your plan account will be issued and any fractional shares held in the plan account will be sold. You will receive a check for the net proceeds, less a service fee of $15 and $0.10 per share brokerage commission from the sale of any fractional share. If the stock sold is insufficient to cover the processing fee of $15, a check will not be issued nor will you be billed for any additional fees. The fees are subject to change. See "Summary of Fees," above.

You may also direct the plan agent to sell any or all of the shares in your account. Follow the sales procedures outlined in "Can I sell shares in my account?," above and the plan agent will mail you a check for the net proceeds and Form 1099B for income tax purposes.

After your account is closed, dividends on any shares of CCFNB you hold in stock certificate form will be sent to you, at the address you provide, or automatically deposited in your bank account, in accordance with your instructions.

                      TECHNICAL INFORMATION ABOUT THE PLAN

1.    STOCK DISTRIBUTIONS

Any stock dividends, distributions or stock split shares distributed on stock held by the plan agent will be credited directly

                                      S-14
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into your account. For shares held by you in stock certificate form, the plan agent will issue a stock certificate, without charge, for any full shares due and a check, less fees, for the value of any fractional share interest. Processing of other transactions in your plan account may be curtailed or suspended until the completion of any stock dividend, stock split, distribution and/or corporate action.

2.    VOTING

As a plan participant, you will vote all stock (full and fractional shares) held in your plan account. Each participant will receive a Notice of Annual Meeting, a Proxy Statement, a proxy voting card and CCFNB's Annual Report. Shares of stock will not be voted if you do not return your properly executed proxy card.

3.    FEDERAL INCOME TAX INFORMATION

THE INFORMATION SET FORTH BELOW SUMMARIZES CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE INFORMATION IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL SUCH CONSEQUENCES, NOR IS IT INTENDED TO BE A DESCRIPTION OF ANY KIND OF THE STATE OR LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES MAY BE AFFECTED BY FUTURE LEGISLATION, IRS RULINGS AND REGULATIONS AND/OR COURT DECISIONS. FOR THAT REASON, PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE STATE AND LOCAL INCOME TAX CONSEQUENCES, OF PARTICIPATION IN THE PLAN.

Reinvested Dividends - In the case of reinvested cash dividends, when shares are acquired for your account directly from CCFNB, the fair market value of the shares are included in your gross income. Additionally, your basis in the shares for federal income tax purposes is the fair market value of the shares purchased for your account.

You must include your dividends in gross income. Your basis in the shares will be equal to the purchase price of the shares plus your pro rata share of any brokerage fees, commissions, and other costs and expenses of the purchase.

Voluntary Cash Payments - In the case of shares purchased directly from CCFNB with voluntary cash payments, for federal income tax purposes, you will be treated as having received a dividend equal to the excess, if any, of the fair market value of the purchased shares, on the investment date, over the amount of the voluntary cash payment. Your basis in your shares will be the amount of the excess, if any, plus the amount of the voluntary cash payment.

With respect to voluntary cash payments, your basis in the shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" includes your pro rata share of any brokerage fees, commissions, and other costs and expenses.

4.    CONSTRUCTION

The plan is governed by, construed under, and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Where used or referred to in this prospectus, the masculine includes all genders; and the plural includes the singular, and unless the context otherwise clearly requires, the singular includes the plural.

5.    USE OF PROCEEDS

CCFNB is unable to predict the number of shares of common stock that will be purchased under the plan or the prices at which the shares will be purchased. The net proceeds to CCFNB from the sale of common stock offered by this prospectus will provide additional equity capital to CCFNB to support its growth and the growth of its direct and indirect subsidiaries.

6.    EXPERTS

J.H. Williams & Co., LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by

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reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on J.H. Williams & Co., LLP's report, given on their authority as experts in accounting and auditing.

7.    LEGAL MATTERS

Legal matters relating to the shares of common stock offered by this prospectus will be passed upon for CCFNB by Saul Ewing LLP, Penn National Insurance Plaza, 2 N. 2nd Street, 7th Floor, Harrisburg, PA 17101.

8.    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference other information in this prospectus. This means we disclose important information to you by referring you to those documents. Specifically, we incorporate the following documents by reference in this prospectus:

- CCFNB's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC, on March 28, 2005, and as amended on August 8, 2005.

-     CCFNB's 10-Q filed with the SEC, on August 12, 2005.

- CCFNB's future SEC filings, on such forms as the 8-K current report, the 10-Q quarterly report and the 10-K annual report.

9.    OTHER TERMS

CCFNB will reimburse the plan agent for the fees and expenses normally associated with transfer agent functions. Neither the plan agent, nor CCFNB will be liable for any act performed in good faith or for any good faith omission to act, including, without limitations, any claim of liability arising out of:

- failure to terminate a participant's account, sell stock held in the plan, or invest optional cash payments without receipt of proper documentation and instructions; and

- with respect to the prices at which stock is purchased or sold for a participant's account and the time purchases or sales are made, including price fluctuations in market value after purchases or sales.

If the total number of shares in your account is less than one share, any remaining fraction may be sold and the account will be closed. See above "Summary of Fees," above, for the applicable fees and commissions associated with selling of shares.

The plan is not for use by institutional investors or financial intermediaries. The signing and mailing of the Enrollment Application is an offer by the participant to establish an agency relationship with the plan agent and to be governed by the terms and conditions of the plan.

10.   CHANGES IN THE PLAN:

We may change the terms of this plan, including the applicable fees, or terminate the plan at any time. Participants will be notified of any changes in the fee schedule. Participants will receive a supplemental or revised prospectus when we effect any material changes to the plan.

                ADDITIONAL INFORMATION ABOUT CCFNB BANCORP, INC.

CCFNB Bancorp, Inc.
Attn: Stockholder Relations
232 East Street
Bloomsburg, PA 17815

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The common stock of CCFNB Bancorp, Inc. trades on the local over-the-counter stock market under the symbol - CCFN.

How to contact the Plan Agent:

Telephone: 1-800-937-5449

Internet: www.investpower.com

Mail: American Stock Transfer & Trust Company
      Attn: Dividend Reinvestment Department
      P 0 Box 922, Wall Street Station
      New York, NY 10269-0560

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